Exhibit 99.1

IMMEDIATE RELEASE
February 24, 2009

UNITED NATURAL FOODS ANNOUNCES SECOND QUARTER 2009
DILUTED EPS OF $0.32, AN INCREASE OF 52%
OVER DILUTED EPS FOR SECOND QUARTER 2008

Second Quarter Highlights
•	Net sales increased 2.0% to $847.6 million compared to second quarter 2008
•	Net sales increased 4.5%, excluding the impact of UNFI Specialty
•	Net income totaled $13.6 million

Dayville, Connecticut – February 24, 2009 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported net sales for the second quarter of fiscal 2009, ended January 31, 2009, of $847.6 million, an increase of $16.9 million, or 2.0%, from net sales of $830.7 million recorded in the second quarter of fiscal 2008.  Excluding the impact in both periods of the UNFI Specialty division, which the company acquired in the second quarter of fiscal 2008, net sales increased by approximately $34.0 million, or 4.5%, to $792.2 million.

“Our results in the second quarter demonstrate that UNFI is well positioned to navigate through a challenging environment.  Lower fuel costs, expense control and continuing integration of our Specialty business helped us deliver an increase of over 50% in net earnings” said Steven Spinner, President and Chief Executive Officer.  “While our sales growth moderated in comparison to the prior quarter, our growth excluding UNFI Specialty was 4.5%, highlighting a continued demand for our products.”

Net income was $13.6 million, or $0.32 per diluted share, for the second quarter of fiscal 2009 compared with net income for the second quarter of fiscal 2008 of $9.1 million, or $0.21 per diluted share. UNFI Specialty negatively impacted operating income by approximately $0.5 million, or $0.01 per diluted share, during the second quarter of fiscal 2009.  Excluding the effect of UNFI Specialty, net income for the quarter ended January 31, 2009 would have been $14.2 million, or $0.33 per diluted share.

Gross margin was 19.1% for the second quarter of fiscal 2009, which represents a 50 basis point improvement from gross margin of 18.6% for the second quarter of fiscal 2008. This improvement was due primarily to the higher gross margin associated with the UNFI Specialty division and higher fuel surcharge revenues due to the higher average trailing diesel prices compared to the comparable quarter ended January 26, 2008.  The fuel surcharge served to partially offset higher diesel fuel costs in operating expenses.

Operating expenses as a percentage of net sales decreased by 0.2% during the second quarter of fiscal 2009 to 16.1% of net sales, or $136.2 million.  Operating expenses were positively impacted by expense control programs across all UNFI divisions, which were partially offset by $2.6 million in labor, severance and other nonrecurring expenses primarily related to the Company’s relocation from its New Oxford, Pennsylvania facility to a new facility in York, Pennsylvania, and from its first quarter 2009 relocation from its Fontana, California facility to its facility in Moreno Valley, California.  Operating expenses increased by $1.1 million, or 0.8% in the second quarter of fiscal 2009, compared to the quarter ended January 26, 2008, in which the Company incurred operating expenses of $135.1 million, or 16.3% of net sales.

In the quarter ended January 31, 2009, the Company recorded share-based compensation expense of $1.6 million in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment, which was $0.2 million higher than the share-based compensation expense recorded in the same period in fiscal 2008.

“We successfully completed the relocation of our distribution facility in New Oxford, Pennsylvania to a new facility in York, Pennsylvania during the second week of January 2009,” said Mr. Spinner. “With our York facility up and running, we are now positioned to blend our specialty business in this region into the facility during our fiscal third quarter, which will result in our first fully integrated facility, serving customers throughout the mid-Atlantic region.”

Mr. Spinner added, “During the quarter, UNFI’s new facility in Ridgefield, Washington became the first US refrigerated distribution center to receive Gold LEED® certification.  We are proud of this achievement, as part of our ongoing commitment to the environment and our belief that UNFI can make investments in sustainability while delivering returns for our shareholders.”

Updates Fiscal 2009 Guidance
The Company is revising net sales guidance for fiscal year 2009, ending August 1, 2009, to $3.45 billion to $3.50 billion, which represents a 2.5% to 4.0% increase in total net sales over fiscal 2008, or 4.5% to 6.0% after adjusting for the 53rd week in fiscal 2008. Previously, the Company had projected net sales in the range of $3.63 billion to $3.70 billion.

In addition, the Company is revising its guidance on earnings per share for fiscal 2009 to a range of $1.28 to $1.36 per diluted share. The Company had previously announced earnings per share guidance of $1.30 to $1.38 per diluted share for fiscal 2009.  The Company’s updated guidance reflects the impact of lower than projected sales growth, uncertainty surrounding the impact of the recent peanut recall on sales for the remainder of fiscal 2009 and potential unreimbursed product losses associated with the peanut recall.

Finally, the Company is revising its anticipated fiscal 2009 capital expenditures guidance to a range of approximately $40 to $45 million. Previously, the Company had expected capital expenditures to be $57 to $62 million.

The Company’s guidance is based on a number of assumptions, many of which are outside the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call & Webcast
The Company’s second quarter 2009 conference call and audio webcast will be held at 11:00 a.m. EST on February 24, 2009. The conference call dial-in number is (303) 262-2053. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006” and winner of the Supermarket News 2008 Sustainability Excellence Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see “Risk Factors” in the Company's quarterly report on Form 10-Q filed with the Commission on December 10, 2008, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	January 31, 2009	January 26, 2008	January 31, 2009	January 26, 2008

Net sales	$847,635	$830,656	$1,711,871	$1,567,045
Cost of sales	685,570	675,984	1,382,217	1,276,902

Gross profit	162,065	154,672	329,654	290,143

Operating expenses	136,212	135,100	278,755	246,366
Total operating expenses	136,212	135,100	278,755	246,366

Operating income	25,853	19,572	50,899	43,777

Other expense (income):
Interest expense	3,200	5,059	6,611	7,950
Interest income	(92)	(153)	(343)	(332)
Other, net	196	6	147	75
Total other expense	3,304	4,912	6,415	7,693

Income before income taxes	22,549	14,660	44,484	36,084

Provision for income taxes	8,929	5,561	17,616	13,423

Net income	$13,620	$9,099	$26,868	$22,661

Basic per share data:
Net income	$0.32	$0.21	$0.63	$0.53

Weighted average basic shares of common stock	42,821	42,676	42,803	42,645

Diluted per share data:
Net income	$0.32	$0.21	$0.63	$0.53

Weighted average diluted shares of common stock	42,910	42,884	42,931	42,860

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	January 31, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$24,636	$25,333
Accounts receivable, net	193,128	179,063
Notes receivable, trade, net	1,260	1,412
Inventories	406,594	394,364
Prepaid expenses and other current assets	17,042	13,307
Deferred income taxes	14,221	14,221
Total current assets	656,881	627,700

Property and equipment, net	239,334	234,115

Other assets:
Goodwill	166,471	170,609
Notes receivable, trade, net	2,388	2,349
Intangible assets, net	40,199	33,689
Other	18,655	16,021
Total assets	$1,123,928	$1,084,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$297,000	$288,050
Accounts payable	151,457	160,418
Accrued expenses and other current liabilities	69,627	63,308
Current portion of long-term debt	4,951	5,027
Total current liabilities	523,035	516,803

Long-term debt, excluding current portion	56,486	58,485
Deferred income taxes	10,437	9,058
Other long-term liabilities	24,513	20,087
Total liabilities	614,471	604,433

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at January 31, 2009 and August 2, 2008; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,168 issued and 42,939 outstanding shares at January 31, 2009; 43,100 issued and 42,871 outstanding shares at August 2, 2008	432	431
Additional paid-in capital	172,832	169,238
Unallocated shares of Employee Stock Ownership Plan	(958)	(1,040)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive loss	(1,891)	(753)
Retained earnings	345,134	318,266
Total stockholders’ equity	509,457	480,050

Total liabilities and stockholders’ equity	$1,123,928	$1,084,483

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six months ended
	January 31, 2009	January 26, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,868	$22,661
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	13,288	10,160
Share-based compensation	3,312	2,387
Provision for doubtful accounts	1,776	1,286
Loss on disposals of property and equipment	68	8
Gain on forgiveness of loan	-	(157)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(15,102)	(13,565)
Inventories	(9,666)	(57,392)
Prepaid expenses and other assets	(3,392)	(5,727)
Notes receivable, trade	113	(265)
Accounts payable	(9,078)	(2,729)
Accrued expenses and other current liabilities	8,370	4,371
Net cash provided by (used in) operating activities	16,557	(38,962)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,012)	(21,466)
Purchases of acquired businesses, net of cash acquired	(4,301)	(107,235)
Proceeds from disposals of property and equipment	-	165
Net cash used in investing activities	(21,313)	(128,536)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under note payable	8,950	177,009
Payments on life insurance policy loans	(3,072)	-
Repayments of long-term debt	(2,075)	(6,411)
Proceeds from exercise of stock options	150	810
Tax benefit from exercises of stock options	133	161
(Decrease) increase in bank overdraft	(27)	4,102
Net cash provided by financing activities	4,059	175,671

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(697)	8,173
Cash and cash equivalents at beginning of period	25,333	17,010
Cash and cash equivalents at end of period	$24,636	$25,183

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$6,216	$7,146
Federal and state income taxes, net of refunds	$17,621	$15,862